Exhibit 99.1

Helix BioMedix Conducts Final Closing of Equity Financing

Bothell, Washington — March 2, 2005 — Helix BioMedix (HXBM.OB) today announced that the Company has closed the final round of a private equity financing pursuant to which it raised an aggregate of $2,497,750 of gross proceeds, including the $2,232,750 which was announced in the Company’s press release dated February 28, 2005. In this financing, the Company issued a total of 1,665,168 shares of its $0.001 par value common stock and warrants to purchase 125,000 shares of its $0.001 par value common stock to accredited investors. Proceeds from the financing will be for working capital purposes and to further fund the development of Helix’s proprietary peptides

About Helix BioMedix
Helix BioMedix, Inc. is an early-stage biotechnology company that has a portfolio of issued patents that covers six distinct classes of peptides, covering over 100,000 unique peptide sequences. The company’s mission is to become the industry leader in developing and commercializing small proteins known as bioactive peptides. The antimicrobial and wound healing properties of these peptides qualify them for inclusion in a wide range of both pharmaceutical and consumer products. The company is currently focused on the development of selected peptides as topical anti-infectives and in wound healing. Non-pharmaceutical applications being pursued by Helix BioMedix include adjuvants for cosmetics/cosmeceuticals, personal care, plant health, animal health and wide-spectrum biocides. More information about the company and its proprietary peptides can be found on the company’s website at www.helixbiomedix.com.

Important Notice
Certain matters discussed in this release constitute “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the opinions of management as of the date of this release and are subject to risks and uncertainties that could cause actual results to differ materially from any future results or achievements implied by such statements. Factors that might cause such differences include, but are not limited to, risks associated with new product development and commercialization, clinical trials, intellectual property, regulatory approvals, competitive offerings, the company’s ability to obtain the necessary capital resources, the company’s overall business strategy and other factors. Reference should be made to Helix BioMedix’s public disclosure documents including Form 10-QSB filed for the third quarter of 2004 and on file with the Securities and Exchange Commission.

###

Contact:

Helix BioMedix, Inc.
David Kirske, 425-402-8400
dkirske@helixbiomedix.com
     or
Investor Relations:
Cameron Associates
Alison Ziegler, 212-554-5469
alison@cameronassoc.com